Exhibit 99.1

[Kindred Logo]

Contact:	Richard A. Lechleiter
Senior Vice President, Chief
Financial Officer and Treasurer
(502) 596-7734

KINDRED HEALTHCARE COMPLETES DIVESTITURE OF ITS

FLORIDA AND TEXAS NURSING CENTER OPERATIONS

Company to Repay $60 Million of Its Senior Secured Notes

Louisville, KY (July 1, 2003) – Kindred Healthcare, Inc. (the “Company”) (NASDAQ:KIND) today announced that it has completed the divestiture of all of its Florida and Texas nursing center operations. In connection with these divestitures, the Company expects to record a second quarter pre-tax loss of approximately $55 million to $60 million.

Transaction with Ventas

The Company acquired 15 Florida nursing centers and one Texas nursing center from Ventas, Inc. (“Ventas”) (NYSE:VTR) for a purchase price of approximately $60 million and a $4 million lease termination fee. In addition, the Company amended its master leases with Ventas to: (1) pay incremental rent in varying amounts generally over seven years, the net present value of which will approximate $44 million using a discount rate of 11%, (2) provide that all annual escalators under the master leases will be paid in cash at all times, and (3) expand certain cooperation and information sharing provisions of the master leases. The current annual rent of approximately $9 million on the acquired facilities terminated on the closing of the transaction.

For accounting purposes, the $44 million present value rent obligation to Ventas was recorded by the Company as long-term debt upon consummation of the transaction. The Company financed its obligations at closing through the use of existing cash.

Florida Nursing Center Divestiture

The Company has completed the divestiture of all of its Florida nursing center operations. The Company sold the real estate related to the 15 nursing centers it acquired from Ventas and the two nursing centers previously owned by the Company in Florida. The sale price for the real estate and related personal property associated with all of the Florida nursing center operations approximated $64 million.

The Company also has subleased the remaining Florida facility operated by the Company. The rental payments under the sublease approximate the Company’s annual rental obligations under the existing lease agreement. The sublease will expire upon the expiration of the primary lease, whereupon the Company’s obligation with respect to the primary lease also will terminate.

The Company also sold its accounts receivable relating to the Florida nursing centers.

Texas Nursing Center Divestiture

The Company also announced that it has completed the divestiture of its operations for the two Texas nursing centers previously operated by the Company. The Company has terminated the lease with respect to one facility and has entered into a lease with a third party to transfer the operations of the other Texas facility acquired from Ventas. The Company has entered into a non-binding letter of intent to sell the remaining leased facility to the same third party.

Debt Repayment

The Company previously announced certain amendments to its revolving credit agreement and its senior secured notes agreement relating to its divestiture plans. These amendments provided for, among other provisions, a $60 million repayment of the senior secured notes from the sale proceeds of the Florida and Texas divestitures. The Company expects to complete the $60 million repayment within two business days.

Edward L. Kuntz, Chairman and Chief Executive Officer of Kindred, commented that “we are pleased to have successfully completed the divestiture of our Florida and Texas nursing center operations. These divestitures will have a significant positive impact on our operating results going forward and demonstrate our commitment to improving our operations and enhancing shareholder value.”

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding the Company’s expected future financial position, results of operations, cash flows, financing plans, business strategy, budgets, capital expenditures, competitive positions, growth opportunities, plans and objectives of management and statements containing the words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “should,” “will,” “intend,” “may” and other similar expressions, are forward-looking statements.

Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from the Company’s expectations as a result of a variety of factors, including, without limitation, those discussed below. Such forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company’s actual results or performance to differ materially from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and other factors discussed below and detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

Factors that may affect the Company’s plans or results include, without limitation, (a) the Company’s ability to operate pursuant to the terms of its debt obligations and its master lease agreements with Ventas; (b) the Company’s ability to meet its rental and debt service obligations; (c) adverse developments with respect to the Company’s results of operations or liquidity; (d) the Company’s ability to attract and retain key executives and other healthcare personnel; (e) increased operating costs due to shortages in qualified nurses and other healthcare personnel; (f) the effects of healthcare reform and government regulations, interpretation of regulations and changes in the nature and enforcement of regulations governing the healthcare industry; (g) changes in the reimbursement rates or methods of payment from third party payors, including the Medicare and Medicaid programs and the new prospective payment system for long-term acute care hospitals; (h) national and regional economic conditions, including their effect on the availability and cost of labor, materials and other services; (i) the Company’s ability to control costs, particularly labor and employee benefit costs; (j) the Company’s ability to comply with the terms of its Corporate Integrity Agreement; (k) the Company’s ability to integrate operations of acquired facilities; (l) the increase in the costs of defending and insuring against professional liability claims and the Company’s ability to predict the estimated costs related to such claims; and (m) the Company’s ability to successfully reduce (by divestiture or otherwise) its exposure to professional liability claims. Many of these factors are beyond the Company’s control. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance. The Company disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

Kindred Healthcare, Inc. is a national provider of long-term healthcare services primarily operating nursing centers, hospitals and institutional pharmacies.